EXHIBIT 99.1

Escalade Reports First Quarter 2023 Results

EVANSVILLE, IN, May 9, 2023 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced results for the first quarter 2023.

FIRST QUARTER 2023 HIGHLIGHTS

(As compared to the first quarter 2022)

●	Net sales were $56.9 million, a decline of 21.3%
●	Operating income was $0.1 million, 98.3% below 2022
●	EBITDA totaled $1.6 million, a decrease of 85.2%
●	Net loss of $1.0 million, or $0.07 loss per diluted share vs. $0.49 income per share for Q1 2022
●	Cash provided by operations of $4.5 million vs. cash used of $2.9 million for Q1 2022

For the three months ended March 31, 2023, Escalade posted net sales of $56.9 million, net loss of $1.0 million and diluted loss per share of $0.07.

Sales declined 21.3% on a year-over-year basis, given a combination of changing post-pandemic consumer demand, excess inventories in the retail channel and unfavorable weather conditions in the quarter which delayed the start of the spring business.

The Company reported first quarter gross margin of 19.4%, a decline of 840 basis points versus the prior-year period, primarily driven by less favorable product mix, ongoing additional inventory storage and handling costs, and lower operating leverage with the lower sales level.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) declined 85.2% to $1.6 million in the first quarter 2023, versus $10.5 million in the prior-year period.

Net loss for the first quarter of 2023 was $1.0 million, or $0.07 diluted loss per share compared to net income of $6.7 million, or $0.49 diluted earnings per share for the same quarter in 2022.

Cash provided by operations for the first quarter of 2023 was $4.5 million compared to cash used of $2.9 million for the same quarter in 2022.

As of March 31, 2023, the Company had total cash and equivalents of $6.1 million, together with $32.9 million of availability on its senior secured revolving credit facility maturing in 2027. At the end of the first quarter 2023, net debt (total debt less cash) was 3.8x trailing twelve-month EBITDA.

Escalade announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on June 12, 2023 and disbursed on June 19, 2023.

Effective January 1, 2023, Escalade transitioned to a conventional twelve-month reporting calendar. The first quarter 2023 had 90 operating days, versus 84 days in the prior year period. Please see the accompanying table in our footnotes for a comparison of the days in each quarter for 2022 and 2023.

MANAGEMENT COMMENTARY

“As expected, consumer demand softened during the first quarter and retailers continued to aggressively manage inventories, both contributing to a year-over-year decline in revenue and profitability,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “While sales volumes declined across most categories in the period given a challenging prior-year comparison, we continued to maintain price discipline, consistent with our strategic focus. Entering the second quarter, channel inventories remain elevated. We anticipate wholesale restocking to gradually increase as we move into the warmer, summer months and the second half of the year.”

“In January, sales declined materially versus the prior year period due to lower sell-in of our basketball and archery categories given elevated inventory levels in the wholesale channel,” continued Glazer. “During February and March, demand conditions improved meaningfully versus January levels, supported by demand from indoor games, fitness, and safety. While our overall E-commerce sales declined in the quarter due to inventory destocking within our marketplace and at third-party reseller customers, our owned direct to consumer website sales increased 44% on a year-over-year basis in the first quarter, reflecting continued consumer demand for our products and the effectiveness of our marketing, product development, and E-commerce teams.”

“First quarter gross margin declined significantly versus the prior-year period, reflecting the impact of higher-cost inventory, shut-down and severance expenses, lower sales volumes and a less favorable product mix,” continued Glazer.

“Although Escalade remains lean, we continue to evaluate opportunities to further align our cost structure with the current demand environment,” continued Glazer. “In February, we announced plans to divest our owned facility in Rosarito, Mexico as we seek to further optimize our manufacturing footprint. We are targeting the divestiture of this facility by year-end 2023 and expect to realize annualized savings of between $0.5 million to $1.5 million upon the sale of the asset. We will use the net proceeds from the divestiture for debt reduction. Additionally, we initiated a targeted reduction in force during the second quarter 2023 within our domestic operations. We anticipate $2.3 million in annualized cost savings resulting from the domestic reduction in force beginning in the third quarter 2023. Between the divestiture of our Mexico operations and planned reduction in force domestically, we anticipate total annualized savings to be approximately $2.8 million to $3.8 million annually.”

“We ended the first quarter with a ratio of net debt to trailing twelve-month EBITDA of 3.8x, well above our targeted range of 1.5x to 2.5x,” stated Glazer. “Importantly, we anticipate a combination of improved seasonal demand and expense reductions, together with a normalization of channel inventories, will bring us back within our targeted range by year-end. We have worked with our banks to amend our credit agreement to address the temporarily higher leverage. We have also reduced our planned capital expenditures and initiated other actions to generate additional cash to reduce our debt. We have taken these preemptive actions to ensure adequate liquidity with which to support our customers, while continuing to build a market-leading portfolio of high-quality, beloved brands and indoor/outdoor products for our loyal consumer base.”

CONFERENCE CALL

A conference call will be held Tuesday, May 9, 2023, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                           1-877-300-8521

International Live:                    1-412-317-6026

To listen to a replay of the teleconference, which subsequently will be available through May 23, 2023:

Domestic Replay:                       1-844-512-2921

International Replay:                1-412-317-6671

Conference ID:                           10177647

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 31, 2023	March 19, 2022

Net sales	$56,931	$72,380

Costs and Expenses
Cost of products sold	45,879	52,261
Selling, administrative and general expenses	10,283	10,526
Amortization	620	570

Operating Income	149	9,023

Other Income (Expense)
Interest expense	(1,375)	(560)
Other income	18	43

Income (Loss) Before Income Taxes	(1,208)	8,506

Provision (Benefit) for Income Taxes	(256)	1,852

Net Income (Loss)	$(952)	$6,654

Earnings (Loss) Per Share Data:
Basic earnings (loss) per share	$(0.07)	$0.49
Diluted earnings (loss) per share	$(0.07)	$0.49

Dividends declared	$0.15	$0.15

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	March 31, 2023	December 31, 2022	March 19, 2022
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,064	$3,967	$6,392
Receivables, less allowance of $490; $492; and $566; respectively	50,468	57,419	67,301
Inventories	122,453	121,870	114,605
Prepaid expenses	4,879	4,942	12,716
Prepaid income tax	175	--	--
TOTAL CURRENT ASSETS	184,039	188,198	201,014

Property, plant and equipment, net	24,679	24,751	28,812
Assets held for sale	2,823	2,823	--
Operating lease right-of-use assets	8,844	9,100	1,896
Intangible assets, net	30,500	31,120	36,208
Goodwill	42,326	42,326	38,837
Other assets	376	400	294
TOTAL ASSETS	$293,587	$298,718	$307,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	17,232	9,414	27,378
Accrued liabilities	10,500	21,320	19,875
Income tax payable	--	71	1,087
Current operating lease liabilities	991	993	604
TOTAL CURRENT LIABILITIES	35,866	38,941	56,087

Other Liabilities:
Long‑term debt	88,082	87,738	92,850
Deferred income tax liability	4,516	4,516	4,759
Operating lease liabilities	8,398	8,641	1,298
Other liabilities	407	407	448
TOTAL LIABILITIES	137,269	140,243	155,442

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,729,859; 13,594,407; and 13,585,096; shares respectively	13,730	13,594	13,585
Retained earnings	142,588	144,881	138,034
TOTAL STOCKHOLDERS' EQUITY	156,318	158,475	151,619
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$293,587	$298,718	$307,061

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited, In Thousands)

	Three Months Ended
All Amounts in Thousands	March 31, 2023	March 19, 2022

Net Income (Loss) (GAAP)	$(952)	$6,654

Interest expense	1,375	560
Income tax expense (benefit)	(256)	1,852
Depreciation and amortization	1,396	1,473

EBITDA (Non-GAAP)	$1,563	$10,539

Comparison of Fiscal Calendar Days for 2023 and 2022 Quarters

	2023 Days	2022 Days

First Fiscal Quarter	90	84
Second Fiscal Quarter	91	112
Third Fiscal Quarter	92	84
Fourth Fiscal Quarter	92	91
Total Days	365	371